Exhibit (a)(5)(D)

Crane Co. Increases All-Cash Purchase Price to Acquire CIRCOR to $48 per Share

•	Increased Offer represents 57% premium over undisturbed market close on May 20, 2019 and 46% and 61% premiums over the three- and six-month volume weighted average share prices, respectively

•	Tender Offer Expiration Extended to Midnight, New York City Time, on July 19, 2019

Stamford, Conn. – July 8, 2019 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced that the Company has increased the price to be paid in its tender offer (“the Offer”) to purchase all outstanding shares of CIRCOR International, Inc. (NYSE: CIR) (“CIRCOR”) to $48 per share in cash. The increased purchase price represents a 57% premium over the undisturbed market close on May 20, 2019, and 46% and 61% premiums over the three- and six-month volume weighted average share prices, respectively.

Crane Co. also extended the Offer and withdrawal rights until midnight, New York City time, on July 19, 2019. Except as set forth herein, the terms and conditions of the Offer remain the same.

The terms and conditions of the Offer, prior to the amendment described in this release, were set forth in the Company’s “Offer to Purchase” dated as of June 17, 2019 and “Letter of Transmittal” dated as of June 17, 2019, each as amended, and the other related materials that the Company distributed to stockholders, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to the Company’s Schedule TO.

Any questions or requests for the Offer to Purchase or other materials related to the tender offer may be directed to Innisfree M&A Incorporated, 212-750-5833.

Stockholders who have previously validly tendered and not withdrawn their shares do not need to re-tender their shares or take any other action in response to the extension of the Offer.

As of 4:00 PM, New York City time, July 5, 2019, with more than 11 days still left in the original Offer period, the depositary of the Offer has advised that a total of approximately 2,050 shares of CIRCOR common stock had been validly tendered pursuant to the Offer and not withdrawn.

Advisors

Wells Fargo Securities is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor to Crane Co.

About Crane Co.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

Forward-Looking Statements – Disclaimer

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives regarding the future financial performance of Crane Co. (the “Company”) and CIRCOR and are subject to significant risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks related to the expected timing and likelihood of completion of a potential transaction between the Company and CIRCOR, including the risk that the potential transaction may not occur, and the risk that any announcements relating to the potential transaction could have adverse effects on the market price of the Company’s or CIRCOR’s common stock. Any discussions contained in this communication, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the SEC, and will be found in the definitive proxy statement that may be filed with the SEC by CIRCOR if a negotiated transaction is agreed to. Such reports are available on the SEC’s website (www.sec.gov). The Company does not undertake to update any forward-looking statements.

Additional Information and Where to Find It

On June 17, 2019, CR Acquisition Company, a wholly owned subsidiary of the Company, commenced a cash tender offer for all outstanding shares of common stock of CIRCOR not already owned by the Company or any of its subsidiaries, subject to the terms and conditions set forth in the Offer to Purchase, as amended, dated as of June 17, 2019 (the “Offer to Purchase”). The purchase price to be paid upon the successful closing of the cash tender offer is $48.00 net per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal that accompanies the Offer to Purchase. The Offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, July 19, 2019 (which is the end of the day on July 19, 2019), unless further extended in the manner set forth in the Offer to Purchase.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) filed by the Company and its subsidiary, CR Acquisition Company, with the SEC on June 17, 2019, as amended, and which will be further amended as necessary. INVESTORS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors may obtain the tender offer statement on Schedule TO, as well as other filings containing information about the Company and CIRCOR, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain the Company’s SEC filings in connection with the transaction, free of charge, from the Company’s Web site (www.craneco.com). The Offer to Purchase, the related Letter of Transmittal and other offer materials may also be obtained for free by contacting the Information Agent for the tender offer, Innisfree M&A Incorporated at (888) 750-5834 (toll-free for stockholders) or (212) 750-5833 (collect for banks and brokers).

This press release shall not constitute a solicitation of a proxy from any stockholder. This communication relates only to a proposal that the Company has made for a business combination with CIRCOR. In furtherance of the acquisition proposal, and subject to future developments, the Company and CIRCOR may file additional relevant materials with the SEC, including that CIRCOR may file a preliminary proxy statement on Schedule 14A if a negotiated transaction is agreed to. Following the filing of the definitive proxy statement with the SEC (if and when available), CIRCOR will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about the Company and CIRCOR, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain the Company’s SEC filings in connection with the transaction, free of charge, from the Company’s Web site (www.craneco.com).

Investor Contacts:

Jason D. Feldman

Director, Investor Relations 203-363-7329

superiorvalue@craneco.com

www.craneco.com

Scott Winter / Larry Miller / Gabrielle Wolf

Innisfree M&A Incorporated

212-750-5833

Media Contacts:

Tom Davies / Molly Morse

Kekst CNC

212-521-4873 / 212-521-4826

Tom.davies@kekstcnc.com /

Molly.morse@kekstcnc.com